Exhibit 10.6

TWO RIVER COMMUNITY BANK
Supplemental Executive Retirement Agreements

THIRD AMENDMENT
TO THE
TWO RIVER COMMUNITY BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
DATED JANUARY 1, 2005
FOR
ALAN TURNER

THIS THIRD AMENDMENT is executed on and as of this 1st day of June, 2010, by and between Two River Community Bank, a New Jersey-chartered commercial bank the principal address of which is 1250 Highway 35 South, Middletown, New Jersey 07748, and Alan Turner (the “Executive”).

WHEREAS, Two River Community Bank and the Executive executed that certain Supplemental Executive Retirement Agreement (the “Agreement”) dated January 1, 2005, which Agreement had an Effective Date of November 1, 2004; and

WHEREAS, Two River Community Bank and the Executive executed that certain First Amendment to the Agreement during October, 2008; and

WHEREAS, Two River Community Bank and the Executive executed that certain Second Amendment to the Agreement during March 1, 2010; and

WHEREAS, Two River Community Bank and the Executive wish to further amend the Agreement by the execution and delivery of this Third Amendment.

NOW, THEREFORE, the Agreement is amended as follows:

Section 2.3 of the Agreement shall be deleted in its entirety and replaced by the following:

2.3
Disability Benefit.  If the Executive’s Disability occurs prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The benefit under this Section 2.3 is the Disability benefit set forth on Schedule A for the Plan Year that ended immediately prior to the date on which Disability occurs.

2.3.2
Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing within thirty (30) days following Normal Retirement Age.  The annual benefit shall be distributed for fifteen (15) years.

TWO RIVER COMMUNITY BANK
Supplemental Executive Retirement Agreements

Section 2.4.3 of the Agreement shall be deleted in its entirety and replaced by the following:

2.4.3
Parachute Payments.  Notwithstanding any other provision of this Agreement to the contrary, if the Bank determines in good faith that any payment or benefit received or to be received by Executive pursuant to this Agreement, or otherwise (with all such payments and benefits, including, without limitation, salary and bonus payments, being defined as “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code by reason of being considered to be “contingent on a change in ownership or control” of the Bank within the meaning of Section 280G of the Code, then such Total Payments shall be reduced in the manner reasonably determined by Bank, in its sole discretion, to the extent necessary so that the Total Payments will be less than three times Executive's “base amount” (as defined in Section 280G(b)(3) of the Code).

Section 5.1 of the Agreement shall be deleted in its entirety and replaced by the following:

5.1
Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Executive’s service is terminated by the Board for: (i) the willful and continued failure by Executive to perform his or her duties for the Bank after at least one warning in writing from the Board or its designee identifying specifically any such failure; (ii) willful misconduct of any type by Executive, including, but not limited to, the disclosure or improper use of confidential information which causes material injury to the Bank, as specified in a written notice to Executive from the Board or its designee; or (iii) the Executive’s conviction of a crime (other than a traffic violation), habitual drunkenness, drug abuse, or excessive absenteeism (other than for illness), after a warning (with respect to drunkenness or absenteeism only) in writing from the Board or its designee to refrain from such behavior.  No act or failure to act on the part of Executive shall be considered to have been willful for purposes of clause (i) or (ii) of this Section 5.1 unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interest of Employer.

Section 5.4 of the Agreement shall be deleted in its entirety.

The following Section 9.12 shall be added to the Agreement immediately following Section 9.11:

9.12	Limitations Imposed by Emergency Economic Stabilization Act of 2008, American Recovery and Reinvestment Act of 2009, and Other Applicable Law:
Executive acknowledges that the Bank's tender of performance under this Agreement may be limited, proscribed or prohibited by the applicable provisions of some or all of the Emergency Economic Stabilization Act of 2008 ("EESA"); the American Recovery and Reinvestment Act of 2009 (“ARRA”); those regulations and that administrative authority which have been, are or may be promulgated under either; and future statutory law, regulations and administrative pronouncements (collectively, “Limiting Law”).

TWO RIVER COMMUNITY BANK
Supplemental Executive Retirement Agreements

Executive agrees and acknowledges that only if, for so long as, and to the extent that any provision of Limiting Law is applicable to limit, proscribe or prohibit any payment which would otherwise be tendered to Executive under this Agreement or any benefit which would otherwise be conferred upon Executive under this Agreement, the Bank shall be under no actual or implied obligation to, and shall not, tender to Executive or confer upon Executive, in the case of a prohibition, such payment or such benefit or, in the case of a limitation or proscription, only such portion of such payment or such benefit as is limited or proscribed.   This Agreement shall be without binding effect to the extent of such limitation, proscription, or prohibition.  The determination as to whether, and the extent to which, any provision of Limiting Law is applicable to limit, proscribe or prohibit any payment which would otherwise be tendered to Executive under this Agreement or any benefit which would otherwise be conferred upon Executive under this Agreement shall be made by the Bank in consultation with its professional advisers.  Executive shall execute and deliver any document or correspondence which is deemed by counsel to the Bank to be necessary or in the Bank's best interests to reaffirm Executive's agreement that the provisions of Limiting Law, to the extent of their applicability, supersede the terms and enforceability of this Agreement.

IN WITNESS WHEREOF, the Bank and the Executive hereby execute this Third Amendment.

EXECUTIVE:	TWO RIVER COMMUNITY BANK

/s/ Alan Turner	By:	/s/ William D. Moss
Alan Turner		William D. Moss Chief Executive Officer